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                                         Filed Pursuant to Rule 424(b)(3)
                                         File No. 333-71969
 __________________________________________________________________________


                             DATALINK.NET, INC.

                 SUPPLEMENT NO. 18 DATED SEPTEMBER 29, 2000
                    TO PROSPECTUS DATED OCTOBER 4, 1999


     Commonwealth Associates and Michael S. Falk have transferred warrants to purchase a total of 43,000 shares of our common stock to M.H. Meyerson. As a result of this transaction and sales made to date, the disclosures concerning Commonwealth Associates, Michael S. Falk and M.H. Meyerson are updated as follows:

                                 Beneficial Ownership Before Offering
                            ________________________________________________

                            Number of
                             Shares
                            Issued or
                            Issuable      Issued or
                            on Conver-    Issuable
                             sion of      on Exer-
                            Preferred     cise of      Shares      Warrants
Selling Securityholder        Stock       Warrants     Offered     Offered
______________________      _________     _________    ________    ________

Commonwealth Associates        -0-         21,000       21,000      21,000
Michael S. Falk                -0-         11,000       11,000      11,000
M.H. Meyerson                  -0-         43,000       43,000      43,000